SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549


                                       FORM 8-K


                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



          Date of Report (Date of earliest event reported): May 22, 1995



                             CENTRAL MAINE POWER COMPANY
                (Exact name of registrant as specified in its charter)




                   Maine             1-5139          01-0042740
          (State of Incorporation)   (Commission     (IRS Employer
                                     File Number)    Identification Number)




                        83 Edison Drive, Augusta, Maine 04336
                 (Address of principal executive offices) (zip code)



          Registrant's  telephone  number,  including  area  code:    (207)
          623-3521





          Item 1 through Item 4.  Not applicable.

          Item 5.  Other Events.

               (a) Maine Yankee Atomic Power Company Steam Generator Tubes. As previously reported, the Company, through its equity investment totaling approximately $25.4 million at March 31, 1995, owns a 38-percent stock interest in Maine Yankee Atomic Power Company (Maine Yankee), which owns and operates an 860-megawatt nuclear generating plant in Wiscasset, Maine (the Maine Yankee Plant or the Plant), and is entitled under a cost-based power contract to an approximately equal percentage of the Plant's output. The Maine Yankee Plant, like other pressurized water reactors, has experienced degradation of its steam generator tubes, principally in the form of circumferential cracking, which, until early 1995, was believed to be limited to a relatively small number of tubes. During the refueling-and-maintenance shutdown that commenced in early February of 1995, Maine Yankee detected through new inspection methods increased degradation of the steam generator tubes at the Plant well above its expectations, and assessed the extent of degradation and evaluated available courses of action to address the matter.

               The substantial  increase in  the number  of degraded  tubes will result in substantial additional costs to Maine Yankee, with the Company being responsible for its pro-rata share. In addition, the Company is incurring substantial replacement power costs, the amount depending on the duration of the outage and the prices paid for the replacement power.

               With the termination of the reconcilable fuel-and-purchased-power adjustment under the Company's new Alternative Rate Plan (ARP) that became effective on January 1, 1995, costs of replacement power during a Maine Yankee outage will in general be treated like other Company expenses, i.e., limited by the ARP's price-index mechanism, and will not be deferred and collected through a specific fuel-rate adjustment, as under pre-1995 ratemaking. Under the ARP no additional price increase beyond the currently pending increase associated with the price index will take effect in 1995 as a result of the Maine Yankee outage. Although the ARP contains provisions that could result in rate adjustments based on low earnings or the incurring of extraordinary costs by the Company, neither provision will affect the Company's prices in 1995.

               After a careful assessment of the extent of the tube degradation, Maine Yankee concluded that close to 60 percent of the  Plant's 17,000  steam-generator tubes  could be  degraded to
          some  degree.   That  conclusion  eliminated  the possibility  of
          mitigating the degradation by plugging additional tubes and rendered most feasible the option of repairing the degraded tubes by welding short metal-alloy reinforcing sleeves in all the steam-generator tubes, and Maine Yankee commenced preparatory
          work  for that option.   Similar repairs have  been undertaken at





          other nuclear plants in the United States and abroad, but not on the scale of the Maine Yankee project.

               On April 14, 1995, the Nuclear Regulatory Commission (NRC) issued a license approving such a sleeving process for the Maine Yankee Plant. On May 22, 1995, the NRC issued a license approving a second sleeving process for the Plant, that of Westinghouse Electric Corp. (Westinghouse), and on the same day the Board of Directors of Maine Yankee authorized management to undertake the sleeving project. On May 24, 1995, Maine Yankee selected Westinghouse as the contractor for the project.

               Maine Yankee has indicated that it expects to record the sleeving costs as maintenance expense. The Company estimates that its share of such costs could range from $10 million to $15 million. In addition, the Company expects to incur additional fuel costs over and above what it would have incurred if the Maine Yankee Plant had continued to operate, in the range of approximately $3.5 million to $4.5 million per month while the outage persists, and has initiated further cost-reduction measures to partially offset the additional Maine Yankee costs. Maine Yankee has informed the Company that the sleeving project should start on June 5, 1995, and could be completed in time for the Plant to return to service by the end of 1995.

               The Company cannot predict how long the Plant will be out of service. However, the impact of the Company's replacement-power costs and its share of the Maine Yankee sleeving costs will have a material adverse effect on the Company's financial results for 1995.

               (b)   Stockholder Vote on Shareholder  Rights Plan.   At the
          Company's annual meeting of stockholders on May 24, 1995, the Company's stockholders approved a shareholder proposal recommending termination of the Shareholder Rights Plan adopted by the Board of Directors of the Company on September 28, 1994. The proposal received 929,636 votes, or 50.36 percent, of the votes cast on the proposal, with 916,342 votes, or 49.64 percent, opposed. The Board of Directors of the Company will consider the shareholder recommendation at its next regular meeting scheduled for June 21, 1995. The stockholders also re-elected four incumbent directors and approved the appointment of Coopers & Lybrand L.L.P. as the Company's auditors for 1995.

               (c) Credit Rating Action. On May 25, 1995, Duff & Phelps Credit Rating Co. removed the Company's fixed-income securities from "Rating Watch--Down" and reaffirmed the Company's ratings. The Company's fixed-income securities had been placed on Rating Watch in March 1995 following the detection of increased steam generator tube degradation at the Maine Yankee Plant.

               Item 6 through Item 8.  Not applicable.





                                      SIGNATURE



               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     CENTRAL MAINE POWER COMPANY


                                     By:
                                         D. E. Marsh
                                         Vice President, Corporate Services,
                                         and Chief Financial Officer


          Dated:  June 1, 1995